Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PACIRA PHARMACEUTICALS, INC.

Pacira Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.             The name of the Corporation is Pacira Pharmaceuticals, Inc. The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 22, 2006 under the name “Blue Acquisition Corp.” An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State on February 8, 2011 (the “Amended and Restated Certificate of Incorporation”).

2.             ARTICLE FIRST of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of the Corporation is Pacira BioSciences, Inc.”

3.             This certificate of amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.             This Certificate of Amendment shall be effective upon its filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has duly executed this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation on April 9, 2019.

PACIRA PHARMACEUTICALS, INC.

By:	/s/ Kristen Williams
	Name:	Kristen Williams
	Title:	Chief Administrative Officer and Secretary